UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 10, 2006

HERCULES OFFSHORE, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-51582	56-2542838
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

11 GREENWAY PLAZA, SUITE 2950 HOUSTON, TEXAS	77046
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 979-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 10, 2006, upon the recommendation of the Nominating, Governance and Compensation Committee, our Board of Directors increased the size of the Board from seven to eight directors and appointed Thierry Pilenko to fill the newly created directorship as a Class II director, whose term will expire at the 2007 annual meeting of stockholders. The Board also appointed Mr. Pilenko to the Audit Committee, replacing John Reynolds on the committee. Mr. Pilenko has been chairman and chief executive officer and a director of Veritas DGC Inc. since March 2004. Prior to that time and since 2001, Mr. Pilenko served as managing director of SchlumbergerSema, a Schlumberger Ltd. company located in Paris. From 1998 to 2001, he was president of Geoquest, another Schlumberger Ltd. company located in Houston, Texas. Mr. Pilenko was employed by Schlumberger Ltd. and its affiliated companies in various parts of the world beginning in 1984 in a variety of progressively more responsible operating positions.

Upon his election, Mr. Pilenko was granted 866 shares of restricted stock under our 2004 Long-Term Incentive Plan with a fair market value equal to $28,384, which is the pro rated annual grant of restricted stock to our non-employee directors. Mr. Pilenko will be compensated for his service on the Board and the Audit Committee under our standard arrangement described in our proxy statement for the 2006 annual meeting of stockholders.

There are no arrangements or understandings between Mr. Pilenko and any other person pursuant to which he was selected as a director. We are not aware of any transaction in which Mr. Pilenko has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: August 14, 2006	By:	/s/ Steven A. Manz
Steven A. Manz
Chief Financial Officer